EXHIBIT 99.1

FOR IMMEDIATE RELEASE: APRIL 16, 2008

LEGGETT & PLATT ANNOUNCES FIRST QUARTER EARNINGS

Carthage, MO, April 16, 2008 -—

•	1Q EPS of $.25; includes $.02 of earnings from discontinued operations.

•	1Q sales from continuing operations of $1.0 billion, a 5% decrease from 1Q 2007.

•	2008 guidance: EPS from continuing operations of $1.00-$1.30, including approximately $.05 of restructuring-related charges; $4.2 billion in sales.

Diversified manufacturer Leggett & Platt reported first quarter earnings per diluted share of $.25, including $.02 per share of earnings from discontinued operations, and non-recurring items that basically offset ($.01 of restructuring-related costs, and a small gain on sale of assets). In the first quarter of 2007, earnings per share were $.41, including $.09 per share from discontinued operations and other items. The year-over-year reduction in continuing operations’ earnings is primarily due to soft demand in residential-related markets. Higher steel costs also impacted earnings in the quarter. The company has initiated selling price increases associated with these higher costs.

First quarter sales from continuing operations were $1.00 billion, 5% lower than last year’s sales (from continuing operations) of $1.05 billion. Same location sales declined 6% due to soft demand and the company’s decision to exit specific sales volume with unacceptable profit margins. This decrease was partially offset by 1% growth from acquisitions (net of small divestitures) completed in 2007.

Earnings from discontinued operations in the first quarter of 2008 were $.02 per share, and included approximately $.02 per share of non-operating charges. In the first quarter of 2007, earnings per share from discontinued operations were $.10, and included a $.06 per share gain from the sale of the Prime Foam business.

CEO Comments

President and CEO David S. Haffner remarked, “We made good progress during the quarter on several fronts. The divestitures we announced last fall are progressing well. We are in discussions with numerous potential buyers, both financial and strategic. Investment bankers are assisting with the sale of the Aluminum Products segment and four of the other business units. We continue to believe that the divestitures will occur during 2008, with proceeds in line with our original expectations. Given the market’s interest in small-to-mid size transactions, and the tangible assets associated with these operations, we believe our expectations are reasonable.

“Consistent with our announced plans, in early January we launched a rigorous, annual strategic planning process at the Business Unit level to continually assess each unit’s role in our portfolio (Grow, Core, Fix, or Divest) and ultimately drive investment decisions.

“The Store Fixtures business unit also made progress during the first quarter, and is tracking in line with our expectations for improving performance. We are targeting returns in this business unit of at least cost of capital levels by the fourth quarter of 2008.

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“The Board recently increased our share repurchase authorization for 2008 to 30 million shares, or about 18% of the share base. As the divestitures are completed, we plan to use much of the proceeds to repurchase shares. Our balance sheet remains in excellent condition, and we expect our annual cash from operations to routinely exceed the amount needed to fund capital expenditures and dividends. Given our strong, consistent cash flow, even during soft economic cycles, we are confident we can meet these priorities.

“Since late 2007, several markets have further softened, and are expected to remain challenging in the near term. In addition, global steel costs have increased significantly. We have initiated, and continue to implement, price increases to recover the higher costs, but generally experience a lag with the timing of the recovery. Despite these economic challenges, we feel very good about our strategic direction and the initiatives we unveiled last November. We are absolutely committed to the execution of our plan, and believe our actions will reestablish Leggett as a more profitable company, one that consistently generates total shareholder return of 12-15% per year, on average.”

Stock Repurchases and Dividend

During the first quarter, the company repurchased 3.1 million shares of its stock at an average price of $17.28 per share. In addition to the standing 10 million share annual authorization, in February the Board approved the repurchase of up to an additional 20 million shares in 2008 at management’s discretion, limited to the amount of divestiture proceeds. The company currently has 26 million shares remaining under its 2008 repurchase authorization (purchases of approximately 1 million shares under this authorization were accelerated into late 2007).

Leggett declared a first quarter dividend of $.25 per share (paid on April 15), representing a 47% increase over last year’s first quarter dividend of $.17 per share. The current dividend yield is approximately 7.0% (based on a $14.30 stock price). This year marks the company’s 37th consecutive annual dividend increase at an average compound growth rate of over 14%.

2008 Outlook: $1.00 to $1.30 EPS

Expected earnings per share (from continuing operations) for the full year 2008 are $1.00—$1.30. This guidance includes approximately $.05 per share in restructuring-related costs, but does not account for potential earnings from discontinued operations, nor possible gains or losses from the divestitures. This guidance also anticipates full utilization of the standing annual 10 million share repurchase authorization, but does not reflect additional purchases the company expects to make with divestiture proceeds.

Sales (from continuing operations) are still projected to be approximately $4.2 billion, or about 2% lower than in 2007. This decrease reflects the planned elimination (by the end of 2008) of approximately $100 million of revenue with unacceptable profit margins in the company’s Store Fixtures business, minimal acquisition revenue, and essentially flat sales (collectively) from operations other than Store Fixtures.

The company’s quarterly sales and earnings normally reflect moderate seasonality. The second quarter typically reflects seasonal improvement over first quarter; the third quarter is normally the strongest period of the year; and the fourth quarter is generally the lowest seasonal period.

Leggett expects 2008 cash requirements for dividends (approximately $165 million) and capital expenditures (about $135 million) to be readily funded from operating cash. The company plans to use excess cash (from operations and divestiture proceeds) primarily to repurchase shares.

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SEGMENT RESULTS – First Quarter 2008 (versus 1Q 2007)

Residential Furnishings – Total sales from continuing operations decreased $66 million, or 11%. No acquisitions were completed during the past 12 months. The same location sales decline primarily reflects ongoing soft demand in residential-related markets. EBIT (earnings before interest and income taxes) from continuing operations decreased $19 million, primarily due to lower sales, higher steel costs, and the timing in recovery of those costs.

Commercial Fixturing & Components – Total sales from continuing operations decreased $3 million, or 1%. Same location sales declined 4%, in part due to the decision to eliminate revenue with unacceptable profit margins. Sales from acquisitions partially offset lower same location sales. EBIT from continuing operations was roughly flat. A gain from a small divestiture was offset by restructuring-related costs.

Industrial Materials – Total sales increased $21 million, or 11%. Same location sales increased 8%, reflecting the pass-through of the earliest portion of higher steel costs, partially offset by slightly lower volume. Acquisitions also contributed $10 million to sales but were partially offset by a $3 million decrease from a small divestiture. EBIT increased $5 million due to higher sales and operating improvements.

Specialized Products – Total sales from continuing operations increased $6 million, or 4%, reflecting acquisition growth of $5 million and a modest increase in same location sales. Continued sales growth in the European and Asian automotive markets was offset in the quarter by lower volume in the fleet portion of Commercial Vehicle Products. EBIT from continuing operations was roughly flat.

Conference Call

Management will discuss these results in a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on April 17. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (303) 262-2053; there is no passcode. Second quarter results will be released after the market closes on Thursday, July 17, 2008, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 125-year-old firm’s continuing operations are composed of 21 business units, 24,000 employee-partners, and more than 250 facilities located in 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) drawn steel wire; e) automotive seat support and lumbar systems; f) carpet underlay; g) adjustable beds; and h) bedding industry machinery for wire forming, sewing and quilting.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Director of Investor Relations

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LEGGETT & PLATT	April 16, 2008

RESULTS OF OPERATIONS	FIRST QUARTER
(In millions, except per share data)	2008	2007	Change
Net sales (from continuing operations)	$998.3	$1,047.6	(4.7)%
Cost of goods sold	821.2	851.1

Gross profit	177.1	196.5
Selling & administrative expenses	103.9	100.4	3%
Amortization	6.0	4.9
Other expense (income), net	(1.9)	(0.6)

Earnings before interest and taxes	69.1	91.8	(25)%
Interest expense	13.3	13.7
Interest income	2.3	1.9

Earnings before income taxes	58.1	80.0
Income taxes	18.9	23.6

Net earnings from continuing operations	39.2	56.4
Discontinued operations, net of tax [1]	4.2	19.3

Net earnings	$43.4	$75.7	(43)%

Earnings per diluted share
From continuing operations	$0.23	$0.31
From discontinued operations	$0.02	$0.10
Net earnings per diluted share	$0.25	$0.41	(39)%
Shares outstanding
Common stock (at end of period)	166.8	177.4
Basic (average for period)	173.0	183.0
Diluted (average for period)	173.2	183.7

CASH FLOW	FIRST QUARTER
(In millions)	2008	2007	Change
Net earnings	$43.4	$75.7
Depreciation and amortization	35.0	43.5
Working capital decrease (increase)	(44.7)	43.6
Asset Impairment	0.1	0.1
Other operating activity	19.3	(14.3)

Net Cash from Operating Activity	$53.1	$148.6	(64)%
Additions to PP&E	(33.2)	(44.2)	(25)%
Purchase of companies, net of cash	(0.6)	(82.6)
Dividends paid	(43.2)	(30.9)
Repurchase of common stock, net	(62.3)	(36.0)
Additions (payments) to debt, net	56.1	63.5
Other	12.8	84.3

Increase (Decr.) in Cash & Equiv.	$(17.3)	$102.7

EBITDA [2]	$111.7	$170.2	(34)%

FINANCIAL POSITION [3]	March 31
(In millions)	2008	2007	Change
Cash and equivalents	$188.1	$234.6
Receivables	666.4	851.0
Inventories	599.2	808.0
Held for sale	320.5	0.0
Other current assets	96.4	87.8

Total current assets	1,870.6	1,981.4	(6)%
Net fixed assets	736.4	965.0
Held for sale	256.8	0.0
Goodwill and other assets	1,239.2	1,487.8

TOTAL ASSETS	$4,103.0	$4,434.2	(7)%

Trade accounts payable	$242.2	$272.1
Current debt maturities	74.2	49.2
Held for sale	73.3	0.0
Other current liabilities	382.8	417.6

Total current liabilities	772.5	738.9	5%
Long term debt	1,095.8	1,139.1	(4)%
Deferred taxes and other liabilities	146.9	175.5
Held for sale	0.6	0.0
Shareholders’ equity	2,087.2	2,380.7	(12)%

Total capitalization	3,330.5	3,695.3

TOTAL LIABILITIES & EQUITY	$4,103.0	$4,434.2

Net Debt to Net Capital [4]	30.5%	27.2%
Return on Equity [5]	(1.9)%	13.5%

[1]

Discontinued operations include: Aluminum Products; Prime Foam, Fibers, Wood Products, Coated Fabrics (formerly in Residential Furnishings); Storage Products, Plastics (formerly in Commercial Fixturing & Components); and the dealer portion of Commercial Vehicle Products (formerly in Specialized Products).

[2]	Earnings Before Interest, Taxes, Depreciation, Amortization, and Impairments. Includes discontinued operations.
[3]	In the 2008 balance sheet, amounts related to the planned divestitures are reflected on the lines captioned "Held for sale." The 2007 balance sheet does not reflect comparable adjustments.
[4]

Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods.

[5]	Return on Equity = Trailing Twelve Months Net Earnings / Shareholders' Equity averaged for start and end of the twelve months.

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LEGGETT & PLATT	April 16, 2008

SEGMENT RESULTS [1]	FIRST QUARTER
(In millions)	2008	2007	Change
External Sales
Residential Furnishings	$518.3	$583.5	(11.2)%
Commercial Fixturing & Components	187.3	191.0	(1.9)%
Industrial Materials	139.9	121.0	15.6%
Specialized Products	152.8	152.1	0.5%

Total	$998.3	$1,047.6	(4.7)%

Inter-Segment Sales
Residential Furnishings	$4.2	$4.5
Commercial Fixturing & Components	4.7	3.8
Industrial Materials	72.6	70.1
Specialized Products	16.1	10.7

Total	$97.6	$89.1

Total Sales
Residential Furnishings	$522.5	$588.0	(11.1)%
Commercial Fixturing & Components	192.0	194.8	(1.4)%
Industrial Materials	212.5	191.1	11.2%
Specialized Products	168.9	162.8	3.7%

Total	$1,095.9	$1,136.7	(3.6)%

EBIT
Residential Furnishings	$37.3	$56.4	(34)%
Commercial Fixturing & Components	7.7	7.9	(3)%
Industrial Materials	18.5	13.1	41%
Specialized Products	13.9	14.3	(3)%
Intersegment eliminations	(4.7)	(0.7)
Change in LIFO reserve	(3.6)	0.8

Total	$69.1	$91.8	(25)%

EBIT Margin [2]			Basis Pts
Residential Furnishings	7.1%	9.6%	(250)
Commercial Fixturing & Components	4.0%	4.1%	(10)
Industrial Materials	8.7%	6.9%	180
Specialized Products	8.2%	8.8%	(60)

Overall from Continuing Operations	6.9%	8.8%	(190)

LAST SIX QUARTERS	2006	2007				2008
Selected Figures (restated to exclude discontinued operations)	4Q	1Q	2Q	3Q	4Q	1Q
Trade Sales ($ million)	1,026	1,048	1,071	1,092	1,040	998
Sales Growth (vs. prior year)	(1.8)%	0.0%	(0.7)%	(2.1)%	1.4%	(4.7)%
EBIT ($ million)	94.2	91.8	86.8	105.1	(92.8)	69.1
EBIT Margin	9.2%	8.8%	8.1%	9.6%	(8.9)%	6.9%
Net Earnings- continuing operations ($ million)	54.0	56.4	56.3	64.1	(117.4)	39.2
Net Margin- continuing operations	5.3%	5.4%	5.3%	5.9%	(11.3)%	3.9%
EPS - continuing operations (diluted)	$0.29	$0.31	$0.31	$0.36	$(0.67)	$0.23
EBITDA ($ million) [3]	161	170	142	153	93	112
Cash from Operations ($ million) [3]	170	149	93	194	178	53
Net Debt to Net Capital [3]	28%	27%	27%	28%	28%	31%

Same Location Sales (vs. prior year)	4Q	1Q	2Q	3Q	4Q	1Q
Residential Furnishings	(2.7)%	(3.3)%	(6.6)%	(8.6)%	(7.1)%	(11.0)%
Commercial Fixturing & Components	(3.0)%	(5.4)%	(1.5)%	(3.2)%	(0.7)%	(3.8)%
Industrial Materials	(4.8)%	(5.0)%	(2.4)%	(3.5)%	(2.7)%	7.7%
Specialized Products	1.9%	9.3%	5.9%	11.2%	16.5%	0.7%
Overall from Continuing Operations	(1.9)%	(1.8)%	(3.0)%	(4.4)%	(1.0)%	(6.2)%

[1]

Prior years’ results have been restated to exclude discontinued operations, and also reflect an organizational move of a few small operations from Commercial Fixturing & Components to Industrial Materials.

[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[3]	These lines include amounts related to discontinued operations. EBITDA excludes impairment charges.

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